Exhibit 21.1

                         Subsidiaries of the Registrant



Blue Gold USA, Inc., a Delaware corporation

CTI Management Corp., a Delaware corporation

CTI of West Virginia, Inc., a Florida corporation

Global Patent Development Corp., a Delaware corporation

Water Treatment Technologies, Inc., a Delaware corporation